UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 8, 2008 (August 5, 2008)

Whitestone REIT
(Exact name of registrant as specified in its charter)

Maryland	000-50256	76-0594970
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2600 South Gessner, Suite 500, Houston, Texas 77063
(Address of principal executive offices) (Zip Code)

(713) 827-9595
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01                      Entry into a Material Definitive Agreement.

On August 5, 2008, Whitestone REIT (the “Company”), operating through its subsidiary, Whitestone Corporate Park West, LLC (the “Borrower”), executed a Promissory Note (the “Loan”) for $11,200,000 payable to MidFirst Bank (the “Lender”) with an applicable interest rate of 6.52% per annum and a maturity date of September 15, 2015.  A payment of $70,939 is due October 1, 2008 and on the first day of each calendar month thereafter through August 1, 2015.

The Loan is a non-recourse loan secured by the Borrower’s Corporate Park West property, which is located in Houston, Texas, and a limited guarantee by the Company.

In conjunction with the Loan, a Security Agreement and Assignment of Leases and Rents and Fixture Filing (the “Security Instrument”) was executed by the Borrower which contains customary terms and conditions, including representations, warranties and covenants by the Borrower, that includes, without limitation, warranty of title, insurance requirements and maintenance, use and management of the property.

The Loan contains events of default that include, among other things, non-payment and default under the Security Instrument.  Upon occurrence of an event of default, the Lender is entitled to accelerate all obligations of the Borrower. The Lender will also be entitled to receive the entire unpaid principal balance at a default rate.

The Loan proceeds will be used to pay down a portion of the outstanding amounts on the Company’s revolving credit facility.  The Loan is part of an effort to refinance the revolving credit facility with:
•	non-recourse loans on specific properties or groups of properties, and
•	a smaller revolving credit facility secured by unencumbered properties

The foregoing description of the Loan is qualified in its entirety by the full terms and conditions of the Loan, a copy of which is furnished herewith as Exhibit 99.1 to the Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03                      Creation of Direct Financial Obligation or an Obligation Under an Off- Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 above is incorporated in this Item 2.03 by reference.

Item 9.01                      Financial Statements and Exhibits.
(d) Exhibits.

99.1 Promissory Note dated August 5, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: August 8, 2008	WHITESTONE REIT

	By:	/s/ David K. Holeman
David K. Holeman
Chief Financial Officer